Exhibit 99.1

NEWS RELEASE

	Contact:	Linda M. Siluk Chief Financial Officer (973) 983-0888 Ext. 492
FOR IMMEDIATE RELEASE
	Investors:	Edward Nebb Comm-Counsellors, LLC (212) 367-6848

PARTY CITY CORPORATION ANNOUNCES FOURTH QUARTER
AND FISCAL 2004 RESULTS
~ Party City Reaches $1 Billion in Total Chain-wide Sales ~

     Rockaway, New Jersey, August 19, 2004 – Party City Corporation (Nasdaq: PCTY), America’s largest party goods chain, today announced its operating results for the fourth quarter and fiscal year ended July 3, 2004. Unless otherwise stated, the financial results presented in this press release for the fourth quarter and year ended July 3, 2004 are based on a 14-week and 53-week period, respectively, while the financial results for the fourth quarter and year ended June 28, 2003 are based on a 13-week and 52-week period, respectively.

     Quarterly results

     Net sales for Company-owned stores increased 4.2% to $120.6 million for the fourth quarter of fiscal 2004, up from $115.6 million for the fourth quarter of fiscal 2003. Total chain-wide net sales (which include aggregate net sales for the collective group of Company-owned and franchise stores) increased 6.3% to $244.6 million for the fourth quarter of fiscal 2004, up from $230.2 million for the fourth quarter of fiscal 2003. Same-store net sales for Company-owned stores decreased 4.7% (on a comparative 14-week basis1), compared with an increase of 5.8% in the fourth quarter of fiscal 2003. Same-store net sales for franchise stores decreased 1.5% (on a comparative 14-week basis), compared with an increase of 4.8% in the fourth quarter of fiscal 2003.

     Net income for the fourth quarter of fiscal 2004 was $2.1 million, or $0.11 per diluted share, compared with $586,000, or $0.03 per diluted share, in the same period last year (which included charges

[1]	We present certain quarterly comparisons between the quarter ended July 3, 2004 and June 28, 2003 on a 14-week comparative basis, in which case for the fourth quarter ended June 28, 2003 we added the results from the first week of the next fiscal quarter to those results.

of $2.5 million, on an after-tax basis, or $0.13 per diluted share related to store closings in the Seattle market, merchandise markdowns and executive severance). The increase in net income was primarily due to increased net sales at Company-owned stores, higher merchandise margin, and lower store operating and selling expenses in the fourth quarter of 2004, as well as the previously mentioned charges incurred last year. These improvements were partially offset by higher general and administrative expenses.

     Gross profit as a percentage of net sales increased to 32.1% for the fourth quarter of fiscal 2004 from 30.3% in the same period last year primarily due to a 2.8% increase in gross merchandise margin, partially offset by a 1.0% increase in occupancy costs as a percent of sales. The increase in gross merchandise margin resulted from a reduction in promotional pricing. The increase in occupancy costs as a percent of sales is due to normal expense increases in a period where sales growth was more limited. Store operating and selling expenses as a percent of sales decreased to 21.9% for the fourth quarter of fiscal 2004 from 23.4% in the same period last year, primarily due to an increase in sales, a decrease in third party labor costs associated with the store physical inventories, and flat payroll and advertising expense compared with last year.

     General and administrative expenses increased 19.1% to $11.4 million (9.4% of net sales) for the fourth quarter of fiscal 2004 from $9.5 million (8.3% of net sales) in the same period last year, primarily due to increased corporate payroll to support Party City’s strategic initiatives, professional fees and training related to the implementation of the new information system, and professional fees for the Company’s logistics and information systems initiatives.

     Franchise profit contribution was $2.7 million, remaining relatively flat with last year, with an increase in franchise royalties resulting from an increased franchise store base offset by increased expenses allocated to the franchise segment during the quarter.

     Net interest expense was $80,000 for the fourth quarter of fiscal 2004 compared with $73,000 in the same period last year.

Full Year Results

     Net sales for Company-owned stores increased 6.9% to $496.1 million for fiscal 2004, up from $464.3 million for fiscal 2003. Total chain-wide net sales increased 7.4% to $1,020.6 million for fiscal 2004, up from $950.1 million for fiscal 2003. Same-store net sales for Company-owned stores increased 0.6% (on a comparative 53-week basis2), compared with an increase of 2.2% for fiscal 2003. Same-store net sales for franchise stores increased 3.0% (on a comparative 53-week basis), compared with an increase of 3.7% for fiscal 2003.

     Net income for fiscal year 2004 was $13.9 million, or $0.71 per diluted share, compared with $12.1 million, or $0.62 per diluted share, for fiscal 2003. Gross profit as a percentage of net sales for fiscal 2004 was 33.0%, relatively flat with last year, with a 0.4% increase in gross merchandise margin offset by an equal increase in occupancy costs as a percent of sales. Merchandise clearance and inventory reduction initiatives throughout fiscal 2004 led to a 15.4% decrease in average inventory per store compared with the same period last year. Store operating and selling expense as a percentage of net sales for fiscal 2004 decreased to 22.8% from 23.3% for the same period last year, primarily due to lower payroll expense. General and administrative expense as a percentage of net sales for fiscal 2004 was 8.0% as compared with 7.0% for the same period last year primarily due to the $4.1 million litigation charge recorded in the third quarter of Fiscal 2004, relating to the tentative settlement of a California class action litigation regarding overtime wage and hour laws.

     Franchise profit contribution increased 9.5% to $12.9 million for fiscal 2004 as compared with $11.8 million for the same period last year.

     Net interest expense decreased to $471,000 for fiscal 2004 from $4.0 million for the same period last year, primarily due to the repurchase of outstanding senior notes during the second quarter of fiscal 2003 as well as lower average borrowings during fiscal 2004.

     Store Growth and Chain Update

     During fiscal 2004, the Company opened nine stores and closed two stores, compared with 35 openings (including an acquisition of 11 stores from a third party and two stores from a franchisee) and two store closings during the same period last year. The Company also added 18 franchise stores in fiscal 2004 versus nine franchise stores added in the same period last year, while two franchise stores were closed in fiscal 2004 as compared with eight franchise store closings and the two franchise stores sold to

[2]	We present certain fiscal year comparisons between the year ended July 3, 2004 and June 28, 2003 on a 53-week comparative basis, in which case for the fiscal year ended June 28, 2003 we added the results from the first week of fiscal 2004 to those results.

the Company in the same period last year. In Fiscal 2005, the Company plans on opening five to ten corporate stores and three to five franchise stores.

     Management Comment

     Nancy Pedot, Party City’s Chief Executive Officer, commented, “We are pleased that the Company’s net income and cash flow increased for the fourth quarter and fiscal year 2004, periods in which we were also able to make important investments for our future. In the past year, we have made progress in adding talented people to our team, embarking on a new merchandising strategy, and launching a logistics initiative, along with working to strengthen our brand, our shopping experience and shareholder value. Inventory levels continue to be managed, with reductions in on-hand quantities of slow moving merchandise. We successfully completed our POS system roll out, and enjoyed a successful launch of our logistics initiative this summer. This transition is still in process, and we continue to believe that the financial benefits of our initiatives will become more evident during the second half of fiscal 2005.”

     Party City Corporation is America’s largest party goods chain and currently operates 249 Company-owned stores and 257 franchise stores in the United States and Puerto Rico. To learn more about Party City, visit the Company’s web site at http://www.partycity.com.

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the party goods industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

PARTY CITY CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Quarter Ended		Year Ended
	July 3,	June 28,	July 3,	June 28,
	2004	2003	2004	2003
Statement of Operations Data:
Total revenues	$125,184	$119,890	$516,267	$482,620

Company-owned stores:
Net sales	$120,552	$115,640	$496,138	$464,258
Cost of goods sold and occupancy costs	81,846	80,607	332,311	311,170

Gross profit	38,706	35,033	163,827	153,088
Store operating and selling expense	26,369	27,112	113,292	108,294

Company-owned stores profit contribution	12,337	7,921	50,535	44,794
General and administrative expense	11,374	9,547	35,537	32,475
Litigation charge	—	—	4,100	—

Company owned profit (loss) contribution	963	(1,626)	10,898	12,319

Franchise stores:
Royalty fees	4,592	4,250	19,521	18,007
Franchise fees	40	—	608	355

Total franchise revenues	4,632	4,250	20,129	18,362
Total franchise expense	1,939	1,575	7,184	6,538

Franchise profit contribution	2,693	2,675	12,945	11,824

Operating income	3,656	1,049	23,843	24,143
Interest expense, net	80	73	471	3,990

Income before income taxes	3,576	976	23,372	20,153
Provision for income taxes	1,449	390	9,466	8,061

Net income	$2,127	$586	$13,906	$12,092

Basic earnings per share	$0.12	$0.04	$0.82	$0.73
Weighted average shares outstanding — basic	17,049	16,487	16,880	16,602
Diluted earnings per share	$0.11	$0.03	$0.71	$0.62
Weighted average shares outstanding — diluted	19,857	19,254	19,651	19,646

PARTY CITY CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share information)

	July 3,	June 28,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$27,845	$3,372
Merchandise inventory	57,357	65,908
Other current assets, net	20,669	21,900

Total current assets	105,871	91,180
Property and equipment, net	48,762	52,819
Goodwill	18,614	18,614
Other assets	4,170	5,386

Total assets	$177,417	$167,999

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,364	$37,960
Accrued expenses and other current liabilities	32,689	24,998
Book overdraft	—	4,126
Advances under Loan Agreement	—	11,229

Total current liabilities	71,053	78,313
Long-term liabilities:
Deferred rent and other long-term liabilities	9,526	10,264
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 40,000,000 and 25,000,000 shares authorized at July 3, 2004 and June 28, 2003, respectively; 17,835,778 shares issued and 17,088,766 shares outstanding at July 3, 2004; 17,296,807 shares issued and 16,549,795 shares outstanding at June 28, 2003	178	173
Additional paid-in capital	46,683	43,178
Retained earnings	55,917	42,011
Treasury stock, at cost (747,012 shares for each period presented)	(5,940)	(5,940)

Total stockholders’ equity	96,838	79,422

Total liabilities and stockholders’ equity	$177,417	$167,999

PARTY CITY CORPORATION AND SUBSIDIARY

STORE AND OPERATING DATA
(in thousands, except store data)

	Quarter Ended		Year Ended
	July 3,	June 28,	July 3,	June 28,
	2004	2003	2004	2003
Operating Data:
(Decrease) increase in Company-owned same store sales	(4.7%)	5.8%	0.6%	2.2%
(Decrease ) increase in franchise same-store sales	(1.5%)	4.8%	3.0%	3.7%
Other Information:
Depreciation and amortization	5,295	5,137	17,601	16,229
Cash flow (used in) provided by
Investing activities	(4,846)	(5,597)	(13,484)	(22,234)
Financing activities	126	(5,826)	(13,642)	(949)
Balance Sheet Data:
Working capital	34,818	12,867	34,818	12,867
Total assets	177,417	167,999	177,417	167,999
Borrowings	—	11,229	—	11,229
Stockholders’ equity	96,838	79,422	96,838	79,422
Store Data:
Company-owned:
Stores open at beginning of period	249	241	242	209
Stores opened	1	2	9	22
Stores closed	(1)	(1)	(2)	(2)
Stores acquired from franchisees	—	—	—	2
External acquisitions converted during the period	—	—	—	11

Stores open at end of period	249	242	249	242

Average Company-owned stores open in period	249	241	247	235

Franchise:
Stores open at beginning of period	254	241	241	242
Stores opened	3	—	18	9
Stores closed	—	—	(2)	(8)
Stores sold to Company	—	—	—	(2)

Stores open at end of period	257	241	257	241

Average Franchise stores open in period	255	241	253	243

Total stores chainwide	506	483	506	483

Chainwide sales	$244,575	$230,173	$1,020,553	$950,084

PARTY CITY CORPORATION AND SUBSIDIARY

RECONCILIATION OF EBITDA TO NET INCOME AND
NET CASH PROVIDED BY OPERATING ACTIVITIES
(in thousands)
(Unaudited)

     Because we consider EBITDA useful as an operating measure, a reconciliation of EBITDA to net income follows for the periods indicated:

	Quarter Ended		Year Ended
	July 3,	June 28,	July 3,	June 28,
	2004	2003	2004	2003
EBITDA (a)	$8,951	$6,186	$41,444	$40,372
Depreciation and amortization	(5,295)	(5,137)	(17,601)	(16,229)
Interest expense, net	(80)	(73)	(471)	(3,990)
Provision for income taxes	(1,449)	(390)	(9,466)	(8,061)

Net income	$2,127	$586	$13,906	$12,092

Because we also consider EBITDA useful as a liquidity measure, we present the following reconciliation of EBITDA to our net cash provided by operating activities:

	Quarter Ended		Year Ended
	July 3,	June 28,	July 3,	June 28,
	2004	2003	2004	2003
EBITDA (a)	$8,951	$6,186	$41,444	$40,372
Interest expense, net	(80)	(73)	(471)	(3,990)
Provision for income taxes	(1,449)	(390)	(9,466)	(8,061)
Non-cash interest	43	40	163	1,624
Deferred taxes	(1,051)	(2,131)	(1,051)	(2,131)
Deferred rent	(282)	(2)	(608)	556
Stock-based compensation	(316)	(457)	102	342
Tax effect of non-qualified stock options	1,110	556	1,110	556
Provision for doubtful accounts	(59)	(38)	(141)	(498)
Impairment	—	1,505	—	1,505
Other	59	162	72	162
Changes in assets and liabilities:
Accounts payable, accrued expenses and other current liabilities	5,154	(4,645)	8,592	3,608
Merchandise inventory	3,747	10,248	8,551	(9,634)
Other long-term liabilities	78	216	(41)	121
Other current assets and other assets	887	582	3,343	(1,444)

Net cash provided by operating activities	$16,792	$11,759	$51,599	$23,088

(a)	Our definition of EBITDA is earnings before interest, taxes, depreciation and amortization. We believe EBITDA provides additional information for determining our ability to meet future debt service requirements. EBITDA should not be construed as a substitute for net income or net cash provided by operating activities (all as determined in accordance with generally accepted accounting principles (“GAAP”)) for the purpose of analyzing our operating performance, financial position and cash flows as EBITDA is not defined by GAAP. We have presented EBITDA, however, because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company’s ability to service and/or incur debt. Our computation of EBITDA may not be comparable to similar titled measures of other companies.